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                                                                                                                         EXHIBIT 12

          GENERAL AMERICAN TRANSPORTATION CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (In Millions Except For Ratios)



                                                                        1997          1996          1995          1994         1993
                                                                       ------        ------        ------        ------       -----


Earnings available for fixed charges:
     Net (loss) income .......................................       $  (41.2)     $   80.3      $   93.9      $   87.0     $  74.1

Add (deduct):
     Income taxes (benefit) expense ..........................          (20.7)         41.3          47.2          42.7        45.1
     Equity in net earnings of affiliated
          companies, net of distributions received ...........           (9.0)         (9.6)        (12.8)        (14.2)      (11.5)
     Interest on indebtedness and amortization
          of debt discount and expense .......................          118.4         109.1          93.2          76.5        76.6
     Amortization of capitalized interest ....................            1.4           1.1           1.1           1.1         1.1
     Portion of rents representative of interest
          factor (deemed to be one-third) ....................           30.0          27.0          21.7          16.8        13.2
                                                                     --------      --------      --------      --------      ------

     Total earnings available for fixed charges ..............       $   78.9      $  249.2      $  244.3      $  209.9      $198.6
                                                                     ========      ========      ========      ========      ======

Fixed charges:
     Interest on indebtedness and amortization
          of debt discount and expense .......................       $  118.4      $  109.1      $   93.2      $   76.5      $ 76.6
     Capitalized interest ....................................             .9           3.7           4.6           2.7         2.4
     Portion of rents representative of interest
          factor (deemed to be one-third) ....................           30.0          27.0          21.7          16.8        13.2
                                                                     --------      --------      --------      --------      ------

     Total fixed charges .....................................       $  149.3      $  139.8      $  119.5      $   96.0      $ 92.2
                                                                     ========      ========      ========      ========      ======

Ratio of earnings to fixed charges (A).......................            .53x (B)     1.78x         2.04x         2.19x       2.15x



(A) The ratio of earnings to fixed charges represents the number of times "fixed charges" are covered by "earnings." "Fixed charges" consist of interest on outstanding debt and capitalized interest, one-third (the proportion deemed representative of the interest factor) of rentals, and amortization of debt discount and expense. "Earnings" consist of consolidated net income before income taxes and fixed charges, less equity in net earnings of affiliated companies, net of distributions received.

(B)     In 1997, net loss included restructuring charges of $123.8 million.  Excluding the charges, the "ratio of earnings to fixed charges" was 1.77x.  See Note O - Restructuring Charges.

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